Exhibit 99.B(d)(48)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Jupiter Asset Management Limited

As of September 8, 2022, as amended July 19, 2023, September 27, 2023 and December 12,2023

SEI INSTITUTIONAL INVESTMENTS TRUST

World Equity Ex-US Fund
World Select Equity Fund
Screened World Equity Ex-US Fund

1

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Jupiter Asset Management Limited

As of September 8, 2022, as amended July 19, 2023, September 27, 2023 and December 12, 2023

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

SEI Investments Management Corporation		Jupiter Asset Management Ltd.

By:	/s/ James Smigiel	By:	/s/ Matthew Morgan

Name:	James Smigiel	Name:	Matthew Morgan

Title:	Chief Investment Officer	Title:	Director

2